Exhibit 99.1

Doug Timmerman appointed interim CEO of Ally Financial

Timmerman brings 30-plus years of Ally experience to the role

CHARLOTTE, N.C., Jan. 12, 2024 /PRNewswire/ — Ally Financial Inc. (NYSE: ALLY) announced today that Douglas Timmerman, president of dealer financial services, will become the company’s interim CEO on Feb. 1, 2024, following the departure of current CEO Jeffrey J. Brown on January 31, 2024.

During Timmerman’s 30-plus years at Ally, he has held a wide variety of leadership positions across the company’s auto finance and insurance business, most recently serving as president of dealer financial services where he is responsible for deepening relationships with 22,000 dealer customers. Under his leadership, Ally has cemented its position as the leading prime auto lender, optimizing the business significantly and increasing and diversifying the dealer customer base.

“Doug’s long tenure at Ally and expertise in auto finance is extraordinarily well respected both inside and outside of Ally. I know he will ensure a seamless transition as the Board continues working with a leading search firm to identify the next permanent CEO,” said Franklin W. Hobbs, Ally’s Chairman of the Board.

Brown announced in October 2023 plans to step down as CEO of Ally Financial in early 2024.

###

About Ally Financial

Ally Financial Inc. (NYSE: ALLY) is a financial services company with the nation’s largest all-digital bank and an industry-leading auto financing business, driven by a mission to “Do It Right” and be a relentless ally for customers and communities. The company serves more than 11 million customers through a full range of online banking services (including deposits, mortgage, point-of-sale personal lending, and credit card products) and securities brokerage and investment advisory services. The company also includes a robust corporate finance business that offers capital for equity sponsors and middle-market companies, as well as auto financing and insurance offerings. For more information, please visit www.ally.com and follow @allyfinancial.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

For further images and news on Ally, please visit http://media.ally.com.

Contacts:

Sean Leary

Ally Investor Relations

704-444-4830

sean.leary@ally.com

Peter Gilchrist

Ally Communications (Media)

704-644-6299

peter.gilchrist@ally.com